As filed with the Securities and Exchange Commission on April 26, 2013

Registration No. 333-140542

Registration No. 333-164247

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1

TO

FORM S-8

REGISTRATION STATEMENT NO. 333-140542

POST-EFFECTIVE AMENDMENT NO. 1

TO

FORM S-8

REGISTRATION STATEMENT NO. 333-164247

UNDER

THE SECURITIES ACT OF 1933

OBAGI MEDICAL PRODUCTS, INC.

(Exact Name of Registrant as Specified in its Charter)

Delaware	22-3904668
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification Number)

3760 Kilroy Airport Way, Suite 500

Long Beach, CA 90806

(562) 628-1007

(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

OMP, Inc. 2000 Stock Option/Stock Issuance Plan

Obagi Medical Products, Inc. 2005 Stock Incentive Plan, as amended

(Full titles of the Plans)

Robert Chai-Onn

Secretary

Valeant Pharmaceuticals International, Inc.

2150 St. Elzéar Blvd. West

Laval, Quebec

Canada, H7L 4A8

(949) 461-6000

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copy to:

Stephen F. Arcano

Marie L. Gibson

Skadden, Arps, Slate, Meagher & Flom LLP

4 Times Square

New York, New York 10036

(212) 735-3000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☐	Accelerated filer	☒

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

RECENT EVENTS: DEREGISTRATION OF SECURITIES

This Post-Effective Amendment relates to the following Registration Statements of Obagi Medical Products, Inc. (“Obagi”) on Form S-8 (collectively, the “Registration Statements”):

•

Registration Statement No. 333-140542, registering 2,534,166 shares of Obagi’s common stock, par value $0.001 (“Company Common Stock”), under the OMP, Inc. 2000 Stock Option/Stock Issuance Plan and the Obagi 2005 Stock Incentive Plan, as amended; and

•	Registration Statement No. 333-164247, registering 1,001,000 shares of Company Common Stock under the Obagi 2005 Stock Incentive Plan, as amended.

Obagi, Valeant Pharmaceuticals International, a Delaware corporation (“Valeant”), Odysseus Acquisition Corp., a Delaware corporation and a wholly owned subsidiary of Valeant (“Merger Sub”), and Valeant Pharmaceuticals International, Inc., a Canadian corporation, entered into an Agreement and Plan of Merger dated as of March 19, 2013, as amended April 3, 2013 (together with any amendments or supplements thereto, the “Merger Agreement”), pursuant to which, among other things, Merger Sub merged with and into Obagi, with Obagi continuing as the surviving corporation (the “Merger”), and all outstanding shares of Company Common Stock were converted into the right to receive $24 in cash. The Merger became effective on April 25, 2013 (the “Effective Time”) following the filing of a Certificate of Ownership and Merger with the Secretary of State of the State of Delaware.

As a result of the Merger, Obagi has terminated any and all offerings of its securities pursuant to the Registration Statements. In accordance with an undertaking made by Obagi in Part II of each Registration Statement to remove from registration, by means of a post-effective amendment, any securities that had been registered for issuance but remain unsold at the termination of the offering, Obagi hereby removes from registration any and all securities of Obagi registered but unsold under the Registration Statements as of the Effective Time.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment No. 1 to Registration Statements on Form S-8 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Bridgewater, State of New Jersey, on April 25, 2013.

OBAGI MEDICAL PRODUCTS, INC.

By:	/s/ J. Michael Pearson
Name:	J. Michael Pearson
Title:	President and Chief Executive Officer